Exhibit 99.1

Senomyx Reports Second Quarter 2018 Financial Results

SAN DIEGO, CA – August 2, 2018 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients and natural high intensity sweeteners for the food, beverage, and ingredient supply industries, today reported financial results for the second quarter ended June 30, 2018.

“Senomyx completed a strong first half of 2018, building on the successful results we achieved during the prior quarter,” stated John Poyhonen, President and Chief Executive Officer of the Company. “We exceeded our financial guidance for the second quarter and are well positioned to meet key corporate and R&D goals in the coming months. We also recently achieved a fermentation strain proof of concept for siratose production, identified new flavor ingredients producing taste proof of concepts for our bitter blocker and cooling ingredient research programs, obtained new regulatory approvals and grew our direct sales to record levels.”

Senomyx continues to conduct discussions with third parties in its evaluation of strategic alternatives, including the potential sale of the Company, with the ultimate goal of maximizing shareholder value. The Company does not expect to disclose further developments relating to this strategic review process, unless and until its Board of Directors has approved a specific transaction, otherwise concluded the review of strategic alternatives or determined that further disclosure is appropriate. There can be no assurance that the process will result in the Company pursuing a particular transaction or consummating any such transaction.

Siratose Update

Earlier this quarter, the Company announced that Senomyx scientists had developed two initial fermentation strains capable of producing siratose. Both strains are currently doing so at very low levels. As a next step in the overall process, the Company is now working to optimize the fermentation process to a level which can support its desired yield and cost target for future commercialization.

“Further development work with both siratose fermentation strains will be conducted in parallel, and our goal is to select a lead strain as quickly as possible,” Poyhonen said. “Throughout our history, pursuing two optimization approaches simultaneously has improved our development success rate. We believe that optimizing two siratose fermentation strains at the same time will increase the probability of reaching our goals, and importantly, can be done with virtually no impact to the program cost and development timeline. In summary, reaching the siratose fermentation strain proof of concept milestone keeps us on-track for a potential submission of our GRAS notification to the FDA by the end of 2019, keeping in mind that the feasibility and timeline of these development activities is inherently uncertain.”

New Market Opportunities

Senomyx is actively pursuing opportunities in the global pharmaceuticals market. Many active pharmaceutical ingredients (APIs) have a bitter taste, which often has a significant negative impact on patient compliance, especially in pediatric and geriatric patient populations. These are very large patient populations where patients are more likely than normal to experience difficulties in swallowing coated or encapsulated forms of the API. As a result, these patients tend to be given prescriptions in syrup or liquid suspension formats where the bitter taste of the API may be more prevalent and problematic. In addition, both the U.S. FDA and the European Medicines Agency have established requirements for accelerated availability of formats for pediatric patient populations, escalating the need for reliable and cost-effective solutions to address bitterness of APIs.

Senomyx previously announced significant R&D progress with its new bitter blocking program for APIs. Company scientists have identified the function of 22 bitter taste receptors, meaning that they have found the specific receptors that are responsible for sending bitter taste signals that are found in many food, beverage, over-the-counter and API products. Leveraging this knowledge, Senomyx has developed a comprehensive bitter receptor profile to more effectively screen APIs and to identify the specific bitter receptor associated with bitter taste of a respective API. At this time, Senomyx scientists have identified specific bitter receptors related to over 50 APIs and have already identified promising bitter blocker leads for a majority of these APIs.

“Based on our work to-date, we have now determined that six of the 22 previously identified receptors are primarily responsible for the bitter taste of the over 50 APIs we have evaluated,” Poyhonen added. “Senomyx’s Bittermyx® BB68 has previously demonstrated efficacy in blocking the bitterness of certain of these APIs. In the second quarter, we also advanced a new bitter blocker, which we are calling S71702, into preliminary safety studies based on sensory testing efficacy on a second of the six primary API target bitter taste receptors. In addition, our pharmaceutical market broker has made excellent progress in increasing the awareness of our capabilities and product offerings for pharmaceutical companies. At this time, a number of discussions and evaluations are ongoing with pharmaceutical companies, and we look to increase development revenues and direct sales from this market in the future.”

During the first quarter of 2018, Senomyx scientists completed the primary screening of about 170,000 previously unscreened library samples with the goal of discovering and developing new cooling ingredients with benefits over existing cooling ingredients. “This quarter we initiated the prioritization of the hundreds of new assay hits for further evaluation. We have already identified two novel classes of cooling ingredients, which have demonstrated positive sensory testing results for potential development in the future,” Poyhonen stated.

Regulatory Updates

The Company announced today that its flavor with modifying properties for fructose and sucrose (Sweetmyx® S617), its cooling agent (S2227), and its savory flavor (S3643) have received positive determinations regarding safety from the Joint Food and Agriculture Organization (FAO)/World Health Organization (WHO) Expert Committee on Food Additives (JECFA). The JECFA determinations allow immediate usage of these new ingredients in many countries in Latin America, Asia and Africa.

“The positive JECFA determinations for S617, S2227 and S3643 further validate our ability to attain approval by major regulatory bodies throughout the world,” added Poyhonen. “Each of these flavor ingredients, which were both discovered and developed by Senomyx, had previously received Generally Recognized As Safe (GRAS) designations by the Expert Panel of the Flavor and Extract Manufacturers Association of the United States (FEMA). The affirmative determinations by JECFA are an additional acknowledgement of the safety of our flavor ingredients,” Poyhonen concluded.

The GRAS designation allows for commercialization in the U.S. as well as numerous additional countries, and it facilitates approval in much of the rest of the world. Other countries, particularly those that do not have independent regulatory approval systems, rely on JECFA to determine the safety of new food additives and flavors. Each of the Senomyx flavor ingredients under review by JECFA was determined to have no safety concerns based on current estimated dietary exposure. This determination allows them to be marketed in countries utilizing JECFA.

Commercialization Updates

“Direct sales of our Complimyx® flavor ingredient portfolio delivered revenues of $715,000 during the second quarter of 2018, marking the highest sales in a quarter and six-month period since the inception of our direct sales program," stated Sharon Wicker, Senior Vice President and Chief Commercial Development Officer. “For the six months ended June 30, 2018, direct sales revenues totaled $1.3 million, a 27% increase over the corresponding 2017 period. We continue to grow our existing business base as well as earn new business with top-tier global flavor house customers. Based on recent feedback regarding several new business opportunities, our customers’ forecasts reflect expanded use of our flavor ingredients. In all, we remain optimistic about the future growth prospects for our direct sales business.”

Financial Results

Total revenues of $3.3 million for the second quarter ended June 30, 2018 exceeded previously provided financial guidance of $3.0 million. Commercial revenues of $1.6 million exceeded guidance of $1.3 million for the second quarter of 2018 and represented a decrease from $2.8 million for the second quarter of 2017. The decrease compared to the prior year was primarily attributable to the conclusion, during the first quarter of 2018, of the minimum annual royalties period under the PepsiCo sweet program collaboration. Development revenues for the second quarter of 2018 decreased to $1.7 million from $2.0 million in the second quarter of the prior year, primarily due to the December 31, 2017 conclusion of the research funding period under the salt program collaboration.

Research, development and patent expenses decreased $160,000, or 4%, in the second quarter of 2018 compared to the second quarter of 2017, primarily as a result of decreased activities related to safety studies for sweet taste product candidates in development.

Selling, general and administrative expenses decreased $631,000, or 20%, in the second quarter of 2018 compared to the same period in 2017, largely due to reductions in stock-based compensation and annual meeting expenses.

The second quarter of 2018 resulted in a net loss of $3.6 million, or $(0.08) per share, which represented an improvement over guidance of a net loss of $4.2 million, or $(0.09) per share, and a decline from the second quarter of 2017 net loss of $2.8 million, or $(0.06) per share.

Financial Outlook

At June 30, 2018, Senomyx had no debt and $14.7 million in cash, which was a decrease of $3.4 million from the prior quarter and a decrease of $1.2 million from the prior year-end. The decrease in cash during the second quarter resulted from ongoing operations as well as the purchase of inventory and payments under technology license agreements related to royalty payments collected in the first quarter of 2018. Cash flows may vary significantly from quarter to quarter depending on the timing of payments received from collaborators and the timing of payments made to vendors. In addition to the current cash balance, the company is scheduled to receive $7.5 million in committed development funding over the next fifteen months. This amount does not include royalty payments, cash from direct sales and certain cost reimbursements we also expect to receive.

For the third quarter of 2018, the Company expects:

●	Revenues to be at least $2.9 million, of which at least $1.3 million would be commercial revenues; and
●	Net loss not to exceed $4.3 million or $(0.09) per share.

About Senomyx, Inc.

Senomyx discovers novel flavor ingredients and natural high intensity sweeteners that allow food and beverage companies to create better-for-you products. Under its direct sales program, Senomyx sells its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages. In addition, Senomyx has partnerships with leading global food, beverage, and ingredient supply companies, which are currently marketing products that contain Senomyx's flavor ingredients. For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, regarding our projected financial results and anticipated financial condition in 2018, statements relating to potential strategic alternatives and whether any such transactions will occur, whether the research under our natural sweet taste research program, our cool taste program or bitter API program will be successful and lead to the commercialization of any new flavor ingredients or natural high intensity sweeteners and the anticipated timing and scope of commercial launch of products containing our flavor ingredients, whether by our collaborators or through our direct sales program. Risks that contribute to the uncertain nature of the forward-looking statements include: large companies are typically conservative when implementing changes to their branded products, and may not begin or expand their use of our flavor ingredients when expected or at all; we are substantially dependent on our current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients we may discover; we are dependent on our current and any future product discovery and development collaborators for our research and development funding; we may not successfully grow our direct sales program; commercial launches of new or reformulated food, beverage and ingredient products incorporating our flavor ingredients may not occur when expected or at all; the commercial utility for a novel flavor ingredient that we develop may ultimately be more limited than we expected; the cost to manufacture and/or formulate any of our flavor ingredients into packaged food and beverage products may be higher than anticipated, which could discourage market entry and acceptance; development activities for newer flavor ingredients may not demonstrate an acceptable safety profile or meet other commercialization criteria; no assurance can be given that we will be successful in developing and bringing to market novel natural high intensity sweeteners; and we may face challenges and delays in developing manufacturing pathways to supply novel natural high intensity sweeteners at a competitive cost and in obtaining requisite regulatory approval. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the headings "Risks Related to Our Business" and "Risks Related to Our Industry." All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial information to follow)

Company Contact:	Investor Relations:
Dave Humphrey	Matt Glover and Tom Colton
Vice President and Chief Financial Officer	Liolios
Senomyx, Inc.	949-574-3860
858-646-8305	SNMX@liolios.com
dave.humphrey@senomyx.com

Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Commercial revenues	$1,554	$2,849	$3,000	$5,469
Development revenues	1,731	2,021	3,393	3,867
Total revenues	3,285	4,870	6,393	9,336

Operating expenses:
Cost of commercial revenues	382	306	670	727
Research, development and patents (including $210, $354, $482 and $651, respectively, of non-cash stock-based compensation)	4,072	4,232	7,997	8,659
Selling, general and administrative (including $275, $543, $537 and $1,040, respectively, of non-cash stock-based compensation)	2,542	3,173	5,238	6,239
Total operating expenses	6,996	7,711	13,905	15,625

Loss from operations	(3,711)	(2,841)	(7,512)	(6,289)

Other income	65	13	109	25

Net loss	$(3,646)	$(2,828)	$(7,403)	$(6,264)

Basic and diluted net loss per share	$(0.08)	$(0.06)	$(0.15)	$(0.13)

Weighted average shares used in computing basic and diluted net loss per share	48,312	47,514	48,139	46,683

Condensed Balance Sheets

(in thousands)

	June 30, 2018	December 31, 2017
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$14,659	$15,863
Other current assets	4,394	9,176
Property and equipment, net	2,338	2,561
Total assets	$21,391	$27,600

Accounts payable, accrued expenses and other current liabilities	$3,816	$4,920
Deferred rent	2,274	2,564
Leasehold incentive obligation	1,243	1,353
Stockholders’ equity	14,058	18,763
Total liabilities and stockholders’ equity	$21,391	$27,600